UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 28, 2017

(Date of earliest event reported)

U.S. PRECIOUS METALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50703	14-1839426
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer I.D. No.)

 309 Cleveland Avenue, Ste. 510

Fairmont, WV 26554

 (Address of Principal Executive Offices)

973-610-8532

(Registrant's telephone number, including area code)

242A West Valley Brook Road

Califon, New Jersey 07830

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Definitive Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 8.01 Other Events.

Item 9.01 Exhibits.

Joint Venture Agreement.

On January 10, 2017 (“Effective Date”), as amended on March 28, 2017, the Company entered into a Joint Venture And Exploration, Development And Mine Operating Agreement (“Joint Venture Agreement”) with Marigold Minerals and Holdings, LLC, a Nevada company (“Marigold”), however, the Joint Venture Agreement was subject to termination if certain post-closing conditions were not met.  Pursuant to the amendment, all of the post-closing conditions were extended and met on March 28, 2017.

Pursuant to the Joint Venture Agreement, the parties are to form a joint venture entity and Marigold will act as the manager of the joint venture. The Company agreed to contribute its eight mining concessions located in Michoacán, Mexico consisting of approximately 37,000 acres (see discussion concerning the Solidaridad I concession in the “Mexican Litigation” below) to the joint venture and Marigold agreed to contribute the sum of $3.5 million to the joint venture to be used exclusively for the exploration and development of the Concessions, which sum was verified as part of the Company’s due diligence activities. In addition to the forgoing contribution, Marigold agreed to (i) assume and discharge a total of approximately $1.5 million of outstanding debt obligations of the Company and (ii) use its best efforts to discharge an additional $2.5 million of debt obligations of the Company. The assumed obligations include, among other amounts, the satisfaction of a previously disclosed judgement against the Company, the settlement of claims by the operator of the Company’s most recent drilling campaign and the settlement of an arbitration proceeding between the Company and a convertible promissory note holder (see discussion concerning “Assumed Obligations” below). In exchange, Marigold will own 90% of the joint venture and the Company will own the remaining 10% interest, which percentage interest is non-dilutive, in the joint venture. However, the Company’s 10% interest is a cost free “carried” interest, meaning it will not bear any costs associated with the joint venture or concessions, including any exploration, development, mining, milling, smelting, concession fees and other costs.

The Joint Venture Agreement contains other customary terms and conditions and is attached hereto as Exhibit 10.22.

Marigold was formed on May 26, 2016 under the laws of Nevada. Mr. Gennaro Pane, the former officer and director of the Company and party to the RTC litigation (see discussion concerning “Settlement of Litigation and Release Agreement” below), owns or controls 49.75% of the equity interest in Marigold. The remaining equity holders of Marigold are Cannon/Ball Capital Holdings, LLC., a Delaware limited liability company and Keith Ritson with 49.75% and 0.5%, respectively. Marigold’s address is 26 Columbia Turnpike, Suite 103, Florham Park, NJ 07932.

Resignation of Officers and Directors and

Appointment of New Officers and Directors.

In connection with the Joint Venture Agreement, effective January 10, 2017, the then existing Board of Directors appointed Paul Michael Muncy, John Leufray and Michael Green to the Company’s Board of Directors and immediately thereafter, (i) Messrs. David Cutler, Michael Volkov and Hans H. Hertell resigned as members of the Board of Directors and (ii) David Cutler resigned in all officer capacities of the Company. The resigning directors did not resign as a result of any disagreement with the Company concerning its operations, policies or practices.

Following the officer resignations, on the same date, the new Board of Directors appointed the following persons as officers of the Company:

Name

Officer Position

Paul “Michael” Muncy

President/Chief Executive Officer

Michael Green

Chief Financial Officer, Treasurer and Secretary

On January 23, 2017, the Company appointed Carlos Hernandez as members of its Board of Directors and on that same date, Keith Ritson was appointed director of investor relations.

Paul “Michael” Muncy (Age 63). Mr. Muncy serves the Company as its President, Chief Executive Officer and Chairman of the Board of Directors. For the last 5 years, Mr. Muncy, as discussed below, worked for GeoAsia Group.  His industrial career began in leadership at Olga Coal Company in Coalwook, West Virginia as State Certified Miner and State Certified Underground Mining Electrician.  He served as one of Olga’s Mining Electrical Supervisors primarily directing repairs of 100 ton 400VDC Jeffery Locomotive and other track equipment.  He also spent time in the sections directing repairs of Joy, Lee-Norris Long-Airdox and other face equipment.  Learning from his experience in safety and operations, Mr. Muncy developed a patent for a “Diode Dynamic Braking System” designed for track haulage equipment that harnessed the counter electromotive force created in DC traction motors when they are not across the line. Additionally, Muncy has Certifications from the United States Department of Interior for High Voltage Surface and Underground.  He is certified by MSHA as a “Train the Trainer”.  He was responsible for developing OSHA Compliance Policies for “Lock Out / Tag Out’, Positive Tie Off and has had extensive experience in Accident Prevention and Incidents Investigation.  He has worked in developing corporate level policies on Ground Water control and Hazardous Waste Mitigation.  He taught Maintenance Practices, Confined Space Entry, OSHA 40hr HAZMAT/HAZWOPER and drafted Corporate Policies dealing with Electrical, Mechanical, Hydraulic Accumulator, Spring Tension, Ingress/Egress and policies for interaction with personnel and Overhead Gantry Cranes. In the 1980s, Mr. Muncy became an owner operator of coal mines in West Virginia and Pennsylvania. He acquired Co-Operative Oil Investments (C.O.I.N.) based in West Virginia where he rehabilitated 42 wells producing from the Maxon Injun and Devonian formations. In collaboration with Hi-Tec Completions, his companies performed up-hole re-completions on Devonian Wells that showed suitable electric logs in the upper horizons. This effort maximized the dollars spent on the initial drilling by utilizing existing technical data to recomplete the well in the upper structure that was not produced in the initial drilling program.  Muncy also introduced steam injection technology that is commonly used in the heavy oil formations of California to the “light-sweet” Pennsylvanian formations in West Virginia.

In his early years in heavy industry, Muncy was responsible for improving production efficiency thru the “Study of Repetitive Motion and Time”. As the former CEO of Allied Energy Services Corporation, Mr. Muncy predicted the downturn in utilization of fossil fuels and initiated the company’s investment into alternative energy processes, as a hedge to keep the predominately fossil fuel driven company ahead of the downturn that has currently pressured the coal industry. In taking the position with USPR, Mr. Muncy resigned from the Board of GeoAsia Pvt. Ltd. based in Singapore.  He has served as the Chief Technology Officer for the GeoAsia Group and reviews new technology for suitability in the respective mining companies under the control of the Geo Asia Group.  The Geo Asia Group holds in excess of 2 billion tons of coal reserves as well as copper and nickel mines in Indonesia. Muncy is also a Dispute Resolution Specialist (Arbitrator) dealing primarily with Magnuson-Moss disputes.  He has done pro-bono work at the county level in West Virginia, as a mediator.  We believe that Mr. Muncy’s extensive experience in coal, oil, and other extractive industries makes him the ideal leader for the future of USPR.

Michael Green (Age 61). Mr. Green serves the company as its Chief Financial Officer and as a member of its Board of Directors.  For the last 8 years, Mr. Green was and continues as the Managing Director of Valley Tax Advisors, LLC., located in Easton, Pennsylvania.  He has 39 years of professional accounting experience, with an emphasis in taxation. Mr. Green built his career working for one of the prestigious “Big Four” accounting firms with expertise with a full range of businesses and individuals. His vast knowledge covers everything from corporate tax management to forensic accounting regarding shareholder disputes. Through his onsite tax service work internationally, Mr. Green has authored guides for multinational company tax policies and lectured on various tax issues impacting business. Mr. Green has directed all tax aspects of client engagements, including planning, supervision, billing, and final technical review. He has served as manager for consolidated filings and focused on minimizing interstate corporate tax burden. Mr. Green also authored and compiled a corporate policy manual for a global investment bank, focusing on tax minimization for worldwide employees on international assignment. He developed and evaluated evidence of compliance as well as exposure to liability, and assisted counsel with tax implications of proposed settlements, including long-term computations.

John Leufray (Age 36). Mr. Leufray is a member of the Company’s Board of Directors and also serves as its head of internet technology.  Since 2010, Mr. Leufray has and continues to work for J. M. Studios, LLP, currently located in Miami, Florida, as an advertising consultant.  He began his career as an industrial designer where he developed a “Lightweight Modular Swing Arm” to hold LCD monitors on hospital beds. During his studies in Industrial Design and Marketing at University of Michigan, he advanced to the corporate world designing a marketing campaign for Reebok and the Houston Rockets. After college, Mr. Leufray continued in the design space developing websites and internet-based applications for Nike, Ford, Walmart, and Audi, where he was the lead designer of the German company’s U.S. website. Following his career as a designer, Mr. Leufray began a website development firm where he led a team of designers and programmers focusing on brand development and measurable ROI for their clients.

Mr. Leufray also has an extensive technical background in mining technologies, which, combined with his experience in design and marketing provides the company with the valuable ability to translate complex technological concepts into layman’s terms. We believe that Mr. Leufray’s expertise in design, marketing, and advertising provides the Company with a valuable skill set.

Carlos Hernandez Jr. (Age 34). Mr. Hernandez serves on the Board of Directors.  Since 2012, Mr. Hernandez has and continues to work for ICS7, Inc., a privately held IT Support company that he founded in 2012, located in Miami, Florida. He has built a substantial base of corporate clients that includes a Fortune 500 company.  Mr. Hernandez began his career managing information technology systems for Opus Financial where he served abroad as the company’s Director of Network Operations.  He later went on to establish his own technology consulting firm working with clients such as Rotech Healthcare, Harmony Development Corp. and others to provide them cost effective multimedia based integrated application development solutions which lowered operating overhead and improved business processes.  Among his technical skill set, Mr. Hernandez is an expert on predicative analytics and software modeling tools, including those used for data mapping and mineral evaluation.

His proficiencies specifically include exploration and 3D design solutions and the integration of digital technology for modeling, estimation, design, optimization and scheduling. He aslo has a strong background in advanced grid applications, rotated block modeling, dynamic slicing and grade estimation tools that will be highly useful in providing the direct link between the Company’s decision makers and its engineering and drilling teams.  Moreover, Mr. Hernandez’s expertise is expected to play a critical role in the managing and validation of drill hole, geophysical, financial analysis, lithological and analytical data from explorative and exploitative mineral mining activities.  These competencies include, but are not limited to, 3D geological interpretation, compositing for non-stratigraphic and stratigraphic topographies, as well as ensuring the business can make informed decisions by identifying, planning, and communicating extraction strategies, critical path and high exposure areas as part of an interactive scenario planning process.  Inasmuch, Mr. Hernandez brings a unique combination of understanding and experience to the Board through the  lenses of a digital technology perspective that is focused upon maximum return on investment by carrying out optimization, design and evaluation work; calculating ore reserves in accordance with established planning policies such as cut-off grades and legislative requirements; and a commitment to continuous improvement by contributing to the optimization of systems, processes and practices.

Each of the parties named hereinabove will receive a stock grant in the amount of 250,000 shares of common stock of the Company on the first anniversary date of their appointment in such role or capacity. In addition, the same parties each will receive a stock option to acquire 1,000,000 shares of common stock at an exercise price of $0.01 per share, subject to the following vesting schedule; 25% after each year anniversary, with full vesting on the fourth anniversary of their respective appointment in such role or capacity. Other than as stated herein, there are no other compensation or consulting arrangements with any of the above-named parties.

There are no family relationships between our new officers and/or directors. Except as stated herein, there have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant, exceeding $120,000 and in which our new officer and director had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which our new officers and director are a party or in which he participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event. Each officer serves in such executive positions at the discretion of the Board of Directors.

Settlement of Litigation and Release Agreement.

As a post-closing condition to the Joint Venture Agreement, on February 24, 2017, the Company, on one hand, and Resource Technology Corporation, Plasmafication Technology Holdings, LLC, Gennaro Pane, Joseph Spano, Barrington Schneer, and Chad Altieri, on the other hand, dismissed, with prejudice, the litigation against each other pending in US District Court, Southern District of Florida (Case No. 1:15-cv-23357), and the parties entered into Settlement and Mutual Release Agreement with each other regarding the stated litigation (“RTC Release Agreement”), among other terms and conditions.  Pursuant to the RTC Release Agreement, each adverse party waived all claims and demands of any kind and nature against the other party, including RTC’s waiver of claims for the 125,000,000 shares of common stock of the Company. The RTC Release Agreement is attached hereto as Exhibit 10.22.

In addition, effective January 10, 2017, the Company and its former officer, former directors and former attorney entered into a Mutual Release Agreement pursuant to which the Company waived any and all claims against the individuals in exchange for the cancellation of certain debt obligations owed to the individuals and the waiver of certain stock grants to the individuals in their capacity as directors of the Company. The new Board of Directors ratified and affirmed the Mutual Release Agreement.

Finally, on March 28, 2017, the final documents necessary to complete the settlement between the parties were executed.

The descriptions of the Joint Venture Agreement and the RTC Release Agreement are not complete, and are qualified in its entirety by reference to the respective agreements which are filed as exhibits hereto and incorporated herein.

Mexican Litigation.

The Company from time to time has provided disclosure of it ongoing litigation in Mexico by Israel Tentory et al, as plaintiffs, against the Company involving Solidaridad I. Please refer to the prior disclosures by the Company with respect to this matter, which include but are not limited to the Company's Form 10-Q filed on April 23, 2012, the Company's Form 8-K filed on May 21, 2013, the Company's Form 8-K filed on June 18, 2014, and the Company's Form 8-K filed April 11, 2016. More recently, on November 17, 2016, we disclosed that the appellate court affirmed the lower court’s ruling in favor of plaintiffs against the Company and further on November 16, 2016, the Company filed its “Amparo” brief in an effort to overturn the lower courts’ rulings. On February 23, 2017, the Company was informed that the Amparo court upheld the decisions of the lower court and awarded the Solidaridad I concession to the plaintiffs and in addition, granted a $1 million judgement to the plaintiffs. As a result of the judgement, plaintiffs may be entitled to garnish or attach other assets of the Company, including the remaining concessions held by the Company. As of the date of this report, neither the Company nor Marigold have any ownership of the Solidaridad concession. The Company continues to have ongoing discussions with the plaintiffs in an effort to reach a mutually acceptable arrangement regarding the further exploration and/or exploitation of the Solidaridad I concession, however, we cannot predict whether we be successful on obtaining a suitable arrangement.

Assumed Obligations of Marigold.

As part of the Joint Venture Agreement, Marigold has agreed to assume and/or discharge $1.5 million in outstanding obligations of USPR. The obligations include the following:

Obligation to Advanced Conveying Technologies, LLC (“ACT”). On February 23, 2017, the Company served with a lawsuit by ACT in US District Court, District of South Carolina, Rock Hill Division (Civil action No. 0:17-242-TLW). The action alleges breach of contract and unjust enrichment (quantum meruit) for failure to pay a total of $456,716.37 under the Company’s 2015 drilling campaign in Michoacán, Mexico. On March 15, 2017, the Company, through its president, filed an answer to the lawsuit generally denying all of the allegations therein and reserving unto itself the right to file affirmative defenses.

Obligation to a Convertible Note Holder. During June 2016, a convertible note holder filed an arbitration proceeding against the company wherein it alleged that the Company had breached a number of conditions of the convertible note and alleged damages, including penalties and interest, totaling $317,250. On or about January 6, 2017, the note holder filed a motion for summary judgment and the Company objected to various items raised therein, which motion was ultimately resolved in favor of the note holder but taking into consideration certain of the defenses raised by the Company.  The arbitrator has directed the note holder to file a proposed judgment, which has occurred, and the Company has filed a responsive objection to the amount of the judgement being sought by the noteholder.  The Company expects that a final decision will be rendered in the near future.

Obligation to Convertible Note Holder. On February 3, 2017, the Company issued a promissory note to a third party, who also is the director of investor relations of the Company, in the amount $117,219.18 which bears interest at 15%. In addition, the third party received a 0.5% interest in Marigold. These considerations were issued in exchange for the cancellation of a convertible promissory note previously issued by the Company in the amount of $100,000 which was past due and in default.  The holder was entitled to receive approximately 18,000,000 shares under the original convertible note.

To the extent that the Assumed Obligations are not satisfied by Marigold, they will remain an obligation of the Company, subject to the Company’s claims against Marigold. The Company cannot predict whether the Assumed Obligation will be paid/and or satisfied by Marigold.

Recent Events/Operations.

Due to its lack of funds, the Company was unable to pay the concession fees to the Mexican government for the second half of 2016. In addition, since December 2016, the Company was in arrears on the payment of rent for its warehouse/lab located in Michoacán, which stored the Company’s equipment and geological data including the drill cores for its prior three drilling programs. During 2017, Marigold made payment of all outstanding concession fees due through December 31, 2016 and made payment to the landlord of the warehouse/lab for past due rent and additional rent through August 2017.

Recently, Marigold has received multiple bids from 3rd party drillers and is close to making a final decision concerning the drilling company which it expects to use.  It is anticipated that, barring unforeseen circumstances, a 5,000-meter drilling campaign will commence in the 2nd calendar quarter of 2017.  As soon as the geo-physical mapping currently being conducted by Marigold is completed, Marigold will be in a position to identify the concession(s) on which it will conduct its anticipated drilling program.  Marigold has recently informed the Company that they have already begun geophysical studies on an eight-mile designated area of the concessions to undergo a feasibility study to begin a revenue bearing, placer mining operation. The Company expects these results in the 2nd calendar quarter of 2017.

In order to assist the Company in this restructuring phase, the Board of Directors requested from Former Ambassador Hans H. Hertell that he return 9,000,000 shares previously issued to his company in May 2013. Mr. Hertell has agreed to return the stock to treasury, and the Company plans to meet with Mr. Hertell in the near term to discuss an advisory role within the Company.

The Company intends to use its best efforts to return the Company back to full reporting status.

New Corporate Offices.

The Company’s new corporate offices are located at 309 Cleveland Ave, Suite 501, Fairmont, West Virginia 26554, its new phone number is 973-610-8532, and its new web-site is USPR-Holdings.com

Exhibit Index

10.22.

Joint Venture And Exploration, Development And Mine Operating Agreement dated January 10, 2017 by and between the Company and Marigold Minerals Holdings, LLC, a Nevada company and Amendment to Joint Venture Exploration, Exploitation & Mine Operating Agreement and Closing Acknowledgment Agreement dated March 28, 2017.

10.23.

 Settlement and Mutual Release Agreement dated February 24, 2017, by and among the Company, on one hand, and Resource Technology Corporation, Plasmafication Technology Holdings, LLC, Gennaro Pane, Joseph Spano, Barrington Schneer, and Chad Altieri.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US PRECIOUS METALS, INC.

(Registrant)

/s/ Paul “Michael” Muncy

Paul “Michael” Muncy

Chief Executive Officer

Date: March 29, 2017

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